Exhibit 99.1

NEWS RELEASE

Contact: Bob Cardon, Dynatronics Corporation
           800-874-6251 or 801-568-7000

DYNATRONICS ANNOUNCES $4,000,000 PRIVATE PLACEMENT LED BY PRETTYBROOK PARTNERS

Use of Proceeds to Promote Organic Growth and Support Strategic Acquisitions

COTTONWOOD HEIGHTS, UT--(May 4, 2015) - Dynatronics Corporation (the “Company”) (NASDAQ: DYNT), a manufacturer and marketer of rehabilitation and physical therapy products, announced today that it has entered into definitive agreements to raise approximately $4,000,000 in a private placement financing led by Prettybrook Partners LLC and certain of its affiliates (together with its affiliates, “Prettybrook”), a strategic private equity investor focused on the healthcare industry. The financing will provide Dynatronics with additional capital to promote organic growth and pursue potential strategic acquisitions.

“Dynatronics has been a leading manufacturer and distributor of high-quality products for the physical therapy and rehabilitation markets for over 30 years,” said Kelvyn Cullimore, Jr., Dynatronics’ Chairman and CEO. “We have chosen to join forces with Prettybrook because we believe that the new equity and the industry expertise the firm brings to Dynatronics positions us to capitalize on current trends in the healthcare marketplace.  Our industry is changing and Dynatronics’ management is convinced that with the right partner there are transformative opportunities that would benefit the company and its shareholders.  We are very enthusiastic about the synergies of a partnership with Prettybrook.”

Prettybrook, based in Princeton, NJ, invests in premier micro-cap healthcare companies.  Founded by Stuart M. Essig, Ph.D. and Erin S. Enright, the firm works independently as well as with private equity and venture capital firms to invest in public and private companies with significant internal growth or acquisition opportunities. The principals have notable backgrounds as executives in the healthcare field and seek situations where they can invest their capital and contribute operational and financial expertise. Dr. Essig is the Chairman and former Chief Executive Officer of Integra Lifesciences Holdings Corporation (NASDAQ: IART), the Executive Chairman of Breg Corporation, a privately held orthopedic bracing company, and a member of the Board of Directors of St. Jude Medical (NYSE: SJM) and Owens & Minor (NYSE: OM). He previously served on the Board of Directors of Zimmer Holdings, Inc. (NYSE: ZMH). Prior to joining Integra Lifesciences in 1997, Dr. Essig was a Managing Director in the Mergers & Acquisitions group at Goldman, Sachs & Co. Ms. Enright has held numerous positions in the healthcare industry, including as CEO of Lee Medical, a privately-held medical device company, CFO of InfuSystem, Holdings Inc. (NYSE Market: INFU) and a former board member of Biolase, Inc. (NASDAQ: BIOL). Previously, she was a Managing Director in the Equity Capital Markets group at Citibank, where she worked for over a decade. Visit the Prettybrook website at: www.prettybrookpartners.com.

Dr. Essig, co-founder of Prettybrook, stated that “I have spent the last 18 years building medical device companies through internal growth and strategic acquisitions. I believe that Dynatronics today represents a company with high quality products, a strong distribution channel and interesting opportunities in a changing healthcare landscape. We look forward to working with Kelvyn and his team to capitalize on these trends and accelerate the company’s growth. We believe there are potentially interesting add-on opportunities that might be a fit for our model and enhance Dynatronics’ growth potential.”

In conjunction with the funding, the Dynatronics Board of Directors will be expanded to seven members, with up to three directors to be appointed by the investor group led by Prettybrook. Erin Enright will be appointed to the Board at the closing, with two other appointees yet to be named.

"Prettybrook Partners is excited to lead our first transaction and to partner with the management team at Dynatronics. The company has a long history of innovative products and excellent customer service in their industry. I believe that the addition of incremental capital and board resources will enable Dynatronics to take advantage of exciting strategic opportunities for significant growth,” noted Ms. Enright.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as exclusive placement agent in connection with the offering. FMV Capital Markets acted as a financial advisor to Dynatronics in connection with this offering.

The transaction is structured as a sale of 1.6 million shares of Series A 8% Convertible Preferred Stock and warrants to purchase 2.4 million shares. Each share of preferred stock is convertible into one share of the Company’s common stock and will accrue a 8% cash or common equity dividend, compounded annually.  The warrants have an exercise price of $2.75 and a term of six years. Additionally, the Company has agreed to register the sale of the shares of common stock underlying the Preferred Stock and the warrants. The closing is subject to shareholder approval of the transaction terms and other customary closing conditions and is expected to close on or about June 30, 2015.

About Dynatronics

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.